Exhibit 3.24

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SCANDIPHARM, INC.

Scandipharm, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

That the present name of said corporation is Scandipharm, Inc.

That the date of filing of the original certificate of incorporation of said corporation with the Secretary of State was July 29, 1991.

That this Amended and Restated Certificate of Incorporation restates and integrates and amends the certificate of incorporation of this corporation by (1) amending Sections 4, 5, 8, and 9, (2) redesignating the Sections as Articles and designating paragraphs as Sections, and (3) restating the other provisions as set forth below.

That the Board of Directors of said corporation, by unanimous consent pursuant to Section 141(f) of the General Corporation Law of the State of Delaware, has adopted a resolution proposing and declaring advisable this Amended and Restated Certificate of Incorporation in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware.

That the text of the Certificate of incorporation is hereby amended and restated to read as herein set forth in full:

ARTICLE I

The name of the corporation is Scandipharm, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is to be located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Zip Code 19801. The Registered Agent in charge thereof is The Corporation Trust Company.

ARTICLE III

The purposes of the Corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”), including but not limited to the following:

SECTION 1. To acquire, develop, market, sell and distribute pharmaceutical and nutritional products;

SECTION 2. To manufacture, purchase or otherwise acquire, invest in, own, mortgage, pledge, sell, assign and transfer or otherwise dispose of, trade, deal in and deal with goods, wares and merchandise and personal property of every class and description;

SECTION 3. To acquire, and pay for in cash, stock or bonds of this Corporation or otherwise, the good will, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, association or corporation;

SECTION 4. To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trademarks and trade names, relating to or useful in connection with any business of this Corporation;

SECTION 5. To acquire by purchase, subscription or otherwise, and to receive, hold, own, guarantee, sell, assign, exchange, transfer, mortgage, pledge or otherwise dispose of or deal in and with any of the shares of the capital stock, or any voting trust certificates in respect of the shares of capital stock, scrip, warrants, rights, bonds, debentures, notes, trust receipts, and other securities, obligations, choses in action and evidences of Indebtedness or interest issued or created by any corporations, joint stock companies, syndicates, associations, firms, trusts or persons, public or private, or by the government of the United States of America, or by any foreign government, or by any state, territory, province, municipality or other political subdivision or by any governmental agency, and as owner thereto to possess and exercise all the rights, powers and privileges of ownership, including the right to execute consents and vote thereon, and to do any and all acts and things necessary or advisable for the preservation, protection, improvement and enhancement in value thereof;

SECTION 6. To borrow or raise money for any of the purposes of the Corporation and, from time to time without limit as to amount, to draw, make, accept, endorse, execute and issue-promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness, and to secure the payment of any thereof and of the interest thereon by mortgage upon or pledge, conveyance or assignment in trust of the whole or any part of the property of the Corporation, whether at the time owned or thereafter acquired, and to sell, pledge or otherwise dispose of such bonds or other obligations of the Corporation for its corporate purposes;

SECTION 7. To purchase, receive, take by grant, gift, devise, bequest or otherwise, lease, or otherwise acquire, own, hold, improve, employ, use and otherwise deal in and with real or personal property, or any interest therein, wherever situated, and to sell, convey, lease, exchange, transfer or otherwise dispose of, or mortgage or pledge, all or any of the Corporation’s property and assets, or any interest therein, wherever situated;

SECTION 8. To engage in any lawful act or activity for which corporations may be organized under the DGCL;

SECTION 9. In general, to possess and exercise all the powers and privileges granted by the DGCL or by any other law of Delaware or by this Certificate of Incorporation together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

SECTION 10. The business and purposes specified in the foregoing clauses shall, except where otherwise expressed, be in nowise limited or restricted by reference to, or inference from, the terms of any other clause in this certificate of incorporation, but the business and purposes specified in each of the foregoing clauses of this article shall be regarded as an independent business and purpose.

ARTICLE IV

SECTION I. Authorization of Capital. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Fifteen Million (15,000,000) shares, comprised of Ten Million (10,000,000) shares of Common Stock with a par value of One-Tenth of One Cent ($.001) per share (the “Common Stock”), Two Million (2,000,000) shares of Convertible Preferred Stock-Series 1992 with a par value of One-Tenth of One Cent ($.001) per share (the “Convertible Preferred Stock”), and Three Million (3,000,000) shares of such other preferred stock with a par value of One-Tenth of One Cent ($.001) per share as the Board of Directors may decide to issue pursuant to Article IV, Section 3, which constitutes a total authorized capital of all classes of capital stock of Fifteen Thousand and No/100 Dollars ($15,000,00).

A description of the respective classes of stock and a statement of the designations, preferences, voting powers, relative, participating, optional or other special rights and privileges, and the qualifications, limitations and restrictions of the Convertible Preferred Stock, such other preferred stock as the Board of Directors may by resolution or resolutions decide to issue, and the Common Stock are as follows:

SECTION 2. Convertible Preferred Stock – Series 1992.

(a) Authorization. Two Million (2,000,000) shares of Convertible Preferred Stock-Series 1992 with a par value of One-Tenth of One Cent ($.001) per share are hereby authorized for issuance having the preferences, voting powers, relative, participating, optional or other special rights and privileges, and the qualifications, limitations and restrictions set forth below.

(b) Dividend Rights. Except as otherwise provided by the resolution or resolutions of the Board of Directors providing for the issuance of any series of preferred stock pursuant to Article IV, Section 3, the holders of the Convertible Preferred Stock shall be entitled to receive, out of any funds legally available therefor, dividends on each outstanding share of Convertible Preferred Stock, payable when and as declared by the Board of Directors. The right to such dividends on the Convertible Preferred Stock shall not be cumulative, and no right shall accrue to holders of shares of Convertible Preferred; Stock by reason of the tact that dividends on such shares are not declared or paid in any prior year. Dividends, if paid, or if declared and set apart for payment, must be paid on, or declared and set apart for payment on all outstanding shares of Convertible Preferred Stock contemporaneously. Dividends may be paid with respect to the Common Stock at a rate which is equal to the rate at which dividends are simultaneously paid in respect of the Convertible Preferred Stock (based on the number of shares of Common Stock into which the Convertible Preferred Stock is convertible on the date of dividend).

Dividends shall be paid by forwarding a check, postage prepaid, to the address of each holder (or, in the case of joint holders, to the address of any such holder) of shares of Convertible Preferred Stock as shown on the books of the Corporation, or to such other address as such holder specifies for such purpose by written notice to the Corporation. The forwarding of such check shall satisfy all obligations of the Corporation with respect to such dividends, unless such check is not paid upon timely presentation,

(c) Liquidation Rights. Except as otherwise provided by the resolution or resolutions of the Board of Directors providing for the issuance of any series of preferred stock pursuant to Article IV, Section 3, in the event of any liquidation, dissolution or winding up of this Corporation, whether voluntary or not, the holders of shares of Convertible Preferred Stock shall be entitled to receive before any amount shall be paid to holders of Common Stock, an amount per share equal to $2.30 (as adjusted for stock splits, combinations or similar events and each hereafter referred to as “Original Issue Price”), plus all declared and unpaid dividends, if any. If, upon the occurrence of a liquidation, dissolution or winding up, the assets and surplus funds distributed among the holders of shares of Convertible Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amount, then the entire assets and surplus funds of this Corporation legally available for distribution shall be distributed ratably among the holders of shares of Convertible Preferred Stock. If, upon the occurrence of a liquidation, dissolution or winding up, after the payment to the holders of shares of Convertible Preferred Stock of the preferential amount, assets or surplus funds remain in this Corporation, the holders of Convertible Preferred Stock and the holders of Common Stock shall be entitled to share in all such remaining assets and surplus funds in the same manner as if all shares of Convertible Preferred Stock had been converted into Common Stock.

For purposes of this paragraph (c) of Section 2, a liquidation, dissolution or winding up of this Corporation shall be deemed to be occasioned by, and to include, this Corporation’s sale of all or substantially all of its assets or the acquisition of this Corporation by another entity by means of merger or consolidation resulting in the exchange of the outstanding shares of this Corporation for securities or consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary. No later than 20 days before any event that, pursuant to subparagraph (e)(5) of this Section 2, permits a holder of shares of Convertible Preferred Stock to have each share of Convertible Preferred Stock held by such holder treated for all purposes as if it had been converted into Common Stock (for purposes of this paragraph (c) of Section 2, a “Merger or Sale of Corporation”), this Corporation shall deliver a notice to each holder of shares of Convertible Preferred Stock setting forth the principal terms of such Merger or Sale of Corporation. Such notice shall be deemed delivered upon personal delivery or five days after deposit in the United States mail, by registered or certified mail, addressed to a party at its address as shown on the stock records of this Corporation. Such notice shall include a description of the amounts that would be paid to holders of shares of Convertible Preferred Stock under this paragraph (c) of Section 2 and of the consideration that such holders would receive if they exercised their rights under subparagraph (e)(5) of Section 2 to have shares of Convertible Preferred Stock treated as if they had been converted into Common Stock. No later than ten days after delivery of the notice, each holder of shares of Convertible Preferred Stock may deliver an election to the Corporation notifying the Corporation that the holder desires that such holder’s shares of Convertible Preferred Stock be treated, pursuant to subparagraph (e)(5) of this Section 2 as if they had been converted into shares of Common Stock and, if no such notice is delivered, such holder shall receive such amounts as are provided for under this paragraph (c) of Section 2.

(d) Voting Rights. Except as otherwise provided by the resolution or resolutions of the Board of Directors providing for the issuance of any series of preferred stock pursuant to Article IV, Section 3, the holders of shares of Convertible Preferred Stock and the holders of Common Stock shall be entitled to notice of any stockholders’ meeting and to vote upon any matter submitted to the stockholders for a vote, as follows; (i) the holders of shares of Convertible Preferred Stock shall have one vote for each share of Common Stock into which their respective shares of Convertible Preferred Stock are convertible on the record date for the vote and (ii) the holders of Common Stock shall have one vote per share of Common Stock.

(e) Conversion to Common Stock. The shares of Convertible Preferred Stock shall be convertible into shares of Common Stock of this Corporation as follows:

(1) Definitions. For purposes of this paragraph (e) of Section 2 the following definitions shall apply:

(i) “Issuance Date” shall mean the first date on which this Corporation issues any shares of Convertible Preferred Stock.

(ii) “Issuance Price” shall mean $2.30 per share.

(iii) “Conversion Rate” shall mean the rate, determined pursuant to this paragraph (e) of Section 2, at which shares of Common Stock shall be deliverable upon conversion of shares of Convertible Preferred Stock.

(iv) “Current Conversion Rate” shall mean the Conversion Rate immediately before the occurrence of any event, which, pursuant to subparagraph (e)(3) of this Section 2, causes an adjustment to the Conversion Formula.

(v) “Convertible Securities” shall mean any indebtedness or shares of stock convertible into or exchangeable for Common Stock, including Convertible Preferred Stock.

(vi) “Options” shall mean any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

(vii) “Common Stock Outstanding” shall mean the aggregate of all Common Stock outstanding and all Common Stock issuable upon exercise of all outstanding Options and conversion of all outstanding Convertible Securities.

(viii) “Common Stock Equivalents” shall mean Convertible Securities and rights entitling the holder thereof to receive directly, or indirectly, additional shares of Common Stock without the payment of any consideration by such holder for such additional shares of Common Stock or Common Stock Equivalents.

(2) Right to Convert. Each holder of the shares of Convertible Preferred Stock may, at any time, convert any or all of such Convertible Preferred Stock into that number of fully paid and non-assessable shares of Common Stock at the rate of one share of Common Stock for each share of Convertible Preferred Stock being converted. The initial Conversion Rate shall be subject to adjustment from time to time in certain instances as hereinafter provided. No adjustments with respect to conversion shall be made on account of any dividends that may be declared but unpaid on the Convertible Preferred Stock surrendered for conversion, but no dividends shall thereafter be paid on the Common Stock unless such unpaid dividends have first been paid to the holders entitled to payment at the time of conversion of the Convertible Preferred Stock.

Before any holder of shares of Convertible Preferred Stock shall be entitled to convert the same into Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, to the office of this Corporation or any transfer agent for such Convertible Preferred Stock and shall give written notice to the Corporation at such office that he elects to convert the same. This Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of shares of Convertible Preferred Stock, or to his nominee or nominees, certificates for the number of full shares of Common Stock to which he shall be entitled, together with cash in lieu of any fraction of a share as hereinafter provided, and, if less than all of the shares of Convertible Preferred Stock represented by such certificate are converted, a certificate representing the shares of Convertible Preferred Stock not converted. Such conversion shall be deemed to have been made as of the date of such surrender of the certificate for the shares of Convertible Preferred Stock to be converted, and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock on such date. If the conversion is in connection with an offer of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering shares of Convertible Preferred Stock for conversion, be conditioned upon the closing of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the shares of Convertible Preferred Stock shall not be deemed to have converted such Convertible Preferred Stock until immediately prior to the closing of such sale of securities.

Upon conversion of a share of Convertible Preferred Stock into Common Stock as provided in this Section 2, said share of Convertible Preferred Stock shall no longer be authorized and available for issuance by the Corporation. Upon conversion of the last outstanding share of Convertible Preferred Stock, the Corporation shall not be authorized to issue shares of Convertible Preferred Stock, unless the Board of Directors by resolution approves a new class or series of Convertible Preferred Stock in accordance with the provisions of Article IV, Section 3. Any shares of Convertible Preferred Stock repurchased by the Corporation may be reissued in such amounts and on such terms as the Board of Directors determines, provided there is at least one share of Convertible Preferred Stock outstanding at the time of issuance. Upon conversion of the last outstanding share of Convertible Preferred Stock, any authorized but unissued shares of Convertible Preferred Stock and any shares of Convertible Preferred Stock held in treasury by the Corporation shall no longer be deemed authorized for issuance and may not thereafter be issued.

(3) Adjustments to Conversion Rate. Subject to subparagraph (e)(3)(viii) of this Section 2, the Conversion Rate in effect from time to time for shares of Convertible Preferred Stock shall be subject to adjustment in certain cases as follows:

(i) Issuance of Securities. Subject to subparagraph (e)(3)(xi) of this Section 2, if this Corporation shall at any time after the Issuance Date issue or sell any shares of its Common Stock, without consideration, or for a consideration per share less than the Issuance Price, then, and thereafter successively upon each such issuance or sale, the Current Conversion Rate shall simultaneously with such issuance or sale be adjusted by dividing the Issuance Price by the least consideration per share paid for such Common Stock and each share of Convertible Preferred Stock shall be convertible into that number of shares of Common Stock.

For the purposes of this subparagraph (e)(3)(i) of Section 2, the following provisions shall also be applicable:

(A) Cash Considerations. In case of the issuance or sale of additional shares of Common Stock for cash, the consideration received by the Corporation therefor shall be deemed to be the amount of cash received by this Corporation for such shares (or, if such shares are offered by the corporation for subscription, the subscription price, or, if such shares are sold to underwriters or dealers for public offering without a subscription offering, the initial public offering price), without deducting therefrom any compensation or discount paid or allowed to underwriters or dealers or others performing similar services or for any expenses incurred in connection therewith.

(B) Non-Cash Consideration. In case of the issuance (otherwise than upon conversion or exchange of Convertible Securities) or sale of additional Common Stock Options or Convertible Securities for a consideration other than cash or a consideration a part of which shall be other than cash, the fair value of such consideration as determined by the Board of Directors of this Corporation in the good faith exercise of its business judgment, irrespective of the accounting treatment thereof, shall be deemed to be the value, for purposes of this Section 2, of the consideration other than cash received by the Corporation for such securities.

(C) Options and Convertible Securities. In case this Corporation shall in any manner issue or grant any Options or any Convertible Securities, the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities at the time such Convertible Securities first become convertible or exchangeable shall (as of the date of issue or grant of such Options or, in the case of the issue or sale of Convertible Securities other than where the same are issuable upon the exercise of Options, as of the date of such issue or sale) be deemed to be issued and to be outstanding for the purpose of this subparagraph (e)(3)(i) of Section 2 and to have been issued for the sum of the amount (if any) paid for such Options or Convertible Securities and the amount (if any) payable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities at the time such Convertible Securities first become convertible or exchangeable; provided that, subject to the provisions of subparagraph (e)(3)(ii) of this Section 2, no further adjustment of the Conversion Rate shall be made upon the actual issuance of any such Common Stock or Convertible Securities or upon the conversion or exchange of any such Convertible Securities.

(ii) Change in Option Price or Conversion Rate. If the purchase price provided for in any Option referred to in subparagraph (e)(3)(i)(C) of this Section 2, or the rate at which any Convertible Securities referred to in subparagraph (e)(3)(i)(C) of this Section 2 are convertible into or exchangeable for shares of Common Stock shall change at any time (other than under or by reason of provisions designed to protect against dilution), the Current Conversion Rate in effect at the time of such event shall forthwith be readjusted to the Conversion Rate that would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. If the purchase price provided for in any such Option referred to in subparagraph (e)(3)(i)(C) of Section 2, or the additional consideration (if any) payable upon the conversion or exchange of any Convertible Securities referred to in subparagraph (e)(3)(i)(C) of this Section 2, or the rate at which any Convertible Securities referred to in subparagraph (e)(3)(i)(C) of this Section 2 are convertible into or exchangeable for shares of Common Stock, shall be reduced at any time under or by reason of provisions with respect thereto designed to protect against dilution, then in case of the delivery of shares of Common Stock upon the exercise of any such Option or upon conversion or exchange of any such Convertible Security, the Current Conversion Rate then in effect hereunder shall, upon issuance of such shares of Common Stock, be adjusted to such rate as would have obtained had such Option or Convertible Security never been issued and had adjustments been made only upon the issuance of the shares of Common Stock delivered as aforesaid and for the consideration actually received for such Option or Convertible Security and the Common stock.

(iii) Termination of Option or Conversion Rights. In the event of the termination or expiration of any right to purchase Common Stock under any Option or of any right to convert or exchange Convertible Securities, the Current Conversion Rate shall, upon such termination, be changed to the Conversion Rate that would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued, and the shares of Common Stock issuable thereunder shall no longer be deemed to be Common Stock Outstanding.

(iv) Stock Splits, Dividends, Distributions and Combinations. If this Corporation should at any time or from time to time after the Issuance Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of shares of Common Stock entitled to receive a dividend or other Distribution payable in additional shares of Common Stock, then, following such record date (or the date of such dividend, Distribution, split or subdivision if no record date is fixed), the Conversion Rate shall be appropriately adjusted so that the number of shares of Common Stock issuable on conversion of each share of Convertible Preferred Stock shall be increased in proportion to such increase in the number of outstanding shares of Common Stock determined in accordance with subparagraph (e)(3)(vi) of this Section 2. If the number of shares of Common Stock Outstanding at any time after the Issuance Date is decreased by a combination of the outstanding shares of Common Stock then, following the record date of such combination, the Conversion Rate shall be appropriately adjusted so that the number of shares of Common Stock issuable on conversion of each share of Convertible Preferred Stock shall be decreased in proportion to such decrease in the number of outstanding shares of Common Stock.

(v) Other Dividends. If the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subparagraph (e)(3)(i)(C) of this Section 2, then, in each such case for the purpose of this subparagraph (e)(3)(v) of Section 2, the holders of shares of Convertible Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this Corporation into which their shares of Convertible Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this Corporation entitled to receive such distribution.

(vi) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or a sale of assets transaction provided for elsewhere in this paragraph (e) of Section 2) provision shall be made so that the holders of shares of Convertible Preferred Stock shall thereafter be entitled to receive upon conversion of shares of Convertible Preferred Stock the number of shares of stock or other securities or property of this Corporation or otherwise, to which a holder of shares of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this paragraph (e) of Section 2 with respect to the rights of the holders of shares of Convertible Preferred Stock after the recapitalization to the end that the provisions of this paragraph (e) of Section 2 (including adjustment of the Conversion Rate then in effect and the number of shares purchasable upon conversion of shares of Convertible Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(vii) Successive Changes. The above provisions of this paragraph (e) of Section 2 shall similarly apply to successive issuances, sales, dividends or other Distributions, subdivisions and combinations on or of the Common Stock after the Issuance Date.

(viii) Other Events Altering Conversion Rate. Upon the occurrence of any event not specifically denominated in this paragraph (e) of Section 2 as altering the Conversion Rate that, in the reasonable exercise of the business judgment of the Board of Directors of this Corporation, requires, on equitable principles, the alteration of the Conversion Rate, the Conversion Rate will be equitably altered.

(ix) No Impairment. This Corporation will not, by amendment of this Certificate of Incorporation, including the filing of a certificate of designations, or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this paragraph (e) of Section 2 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders shares of Convertible Preferred Stock against impairment.

(x) Miscellaneous Conversion Rate Matters. This Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock the full number of shares of Common Stock deliverable upon conversion of all of the then outstanding shares of Convertible Preferred Stock and shall, at its own expense, take all such actions and obtain all such permits and orders as may be necessary to enable this Corporation lawfully to issue such Common Stock upon the conversion of such shares of Convertible Preferred Stock.

(xi) Excluded Events. Notwithstanding anything in this paragraph (e) of Section 2 to the contrary, the Conversion Rate shall not be adjusted by virtue of (A) the conversion of shares of Convertible Preferred Stock into shares of Common Stock, (B) the repurchase of shares from this Corporation’s employees, consultants, officers or directors at such person’s cost (or at such other price as may be agreed to by this Corporation’s Board of Directors), (C) the issuance and sale of, or the grant of options to purchase, the shares of Common Stock issued to and held by the Scandipharm Employees’ Stock Ownership Trust, (D) the issuance and sale of, or the grant of options to purchase, in addition to those shares of Common Stock described in subparagraph (C) above, an aggregate of not more than 500,000 shares of Common Stock to employees, advisors, directors, officers or consultants of this Corporation and its subsidiaries at a price which is less than the Issuance Price at the time of such issuance or sale (all as determined in accordance with this paragraph (e) of Section 2) as may be approved by the Board of Directors, and none of such shares shall be included in any manner in the computation from time to time of the Conversion Rate under subparagraph (e)(3)(i) of Section 2.

(xii) No Fractional Shares. No fractional shares shall be issued upon conversion of shares of Convertible Preferred Stock and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Convertible Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(xiii) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate pursuant to this paragraph (e) of Section 2, this Corporation, at its expense upon request by any holder of shares of Convertible Preferred Stock, shall compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of shares of Convertible Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This Corporation shall, upon the written request at any time of any holder of shares of Convertible Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Current Conversion Rate at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Convertible Preferred Stock.

(4) Automatic Conversion. Immediately upon the effectiveness of this Corporation’s registration statement on Form S-l pursuant to which Common Stock is sold to the public by this Corporation (or selling stockholders, if any) in a public offering registered under the Securities Act of 1933, as amended, at an aggregate price paid for the shares sold to the public of at least $10,000,000 and a price per share paid for such shares of at least $7.50, each share of Convertible Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Rate then in effect. On and after said conversion date, notwithstanding that any certificates for the shares of Convertible Preferred Stock shall not have been surrendered for conversion, the shares of Convertible Preferred Stock evidenced thereby shall be deemed to be no longer outstanding, and all rights with respect thereto shall forthwith cease and terminate, except only the rights of the holder (i) to receive the shares of Common Stock to which he shall be entitled upon conversion thereof, (ii) to receive the amount of cash payable in respect of any fractional share of Common Stock to which he shall be entitled, and (iii) with respect to dividends declared but unpaid on the Convertible Preferred Stock prior to such conversion date. In the event that any holder of shares of Convertible Preferred Stock presents such holder’s certificate therefor for surrender to the Corporation or its transfer agent upon such conversion, a certificate for the number of shares of Common Stock into which the shares of Convertible Preferred Stock surrendered were convertible on such conversion date promptly will be issued and delivered to such holder.

(5) Merger; Sale of Corporation. In the event, after the Issuance Date, of any proposed consolidation of this Corporation with, or merger of this Corporation with or into another corporation (other than a consolidation or merger in which this Corporation is the continuing corporation), or in case of any proposed sale or transfer to another corporation of all or substantially all of the assets of this Corporation, any holder of shares of Convertible Preferred Stock may, by delivery of election pursuant to paragraph (c) of this Section 2, elect to have each share of Convertible Preferred Stock held by such holder treated for all purposes as if it had been converted into Common Stock on the latter of (i) the record date, if any, for voting by holders of shares of Common Stock on such event and (ii) the date of such event.

(f) Covenants. In addition to any other rights provided by law, so long as twenty-five percent (25%) of the authorized shares of Convertible Preferred Stock shall be outstanding, this Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than sixty-six and two-thirds percent (66-2/3%) of the then outstanding shares of Convertible Preferred Stock:

(1) take any action which would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Convertible Preferred Stock, or increase or decrease the number of shares of Convertible Preferred Stock authorized hereby;

(2) amend or repeal any provision of, or add any provision to, this Corporation’s Certificate of Incorporation other than the adoption of resolutions by the Board of Directors and the issuance of shares of preferred stock pursuant to Section 3 of this Article IV, provided, however, that the issuance of shares of preferred stock described in Section 2(f)(3) below shall be governed by the consent requirements of that provision;

(3) authorize or issue shares of any class or series of stock other than the authorized but unissued shares of Convertible Preferred Stock having any preference or priority as to dividends, redemptions or distribution of assets superior to or on a parity with any such preference or priority of the Convertible Preferred Stock or which in any manner adversely affects the rights of the holders of shares of Convertible Preferred Stock; authorize or issue shares of stock of any class or series or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of stock of this Corporation having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Convertible Preferred Stock;

(4) reclassify any class or series of any Common Stock into shares having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of Convertible Preferred Stock;

(5) apply any of its assets to the redemption, retirement, purchase or acquisition, directly or indirectly, through subsidiaries (as defined in Section 425 of the Internal Revenue Code of 1986, as amended) (the “Code”) or otherwise, of any shares of any class or series of Common Stock, except from employees, advisors, officers, directors and consultants of, and persons performing services for, this Corporation or its subsidiaries on terms approved by the Board of Directors upon termination of employment or association;

(6) (i) sell, lease, convey or otherwise dispose of or transfer all or substantially all of its assets, property or business, or (ii) merge into or consolidate with any other corporation (other than a wholly owned subsidiary corporation), unless this Corporation is the continuing corporation;

(7) pay any dividend or make any distributions on any shares of Common Stock, so long as any shares of Convertible Preferred Stock remain outstanding.

SECTION 3. Other Preferred Stock. Subject to the consent required by Section 2(f)(3) above, the Board of Directors of the Corporation is authorized, subject to limitations prescribed by law and the provisions of this Article IV, Section 3, to adopt one or more resolutions to provide for the issuance from time to time in one or more series of any number of shares of preferred stock up to a maximum of Three Million (3,000,000) shares, and to establish the number of shares to be included in each such series, and to fix the designation, relative rights, preferences, qualifications and limitations of the shares of each such series. The authority of the Board of Directors with respect to each such series shall include, but not be limited to, a determination of the following:

(a) The number of shares constituting that series and the distinctive designation of that series;

(b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and if so, from which date or dates, and whether they should be payable in preference to, or in another relation to, the dividends payable on any other class or classes or series of stock;

(c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(d) Whether that series shall have conversion or exchange privileges, and, if so, the terms and conditions of such conversion or exchange, including provision for adjustments for the conversion or exchange rate in such events as the Board of Directors shall determine;

(e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the manner of selecting shares for redemption if less than all shares are to be redeemed, the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(f) Whether that series shall be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of that series, and, if so, the terms and amounts of such sinking funds;

(g) The right of the shares of that series to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issuance of any additional stock (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of any outstanding stock of the Corporation;

(h) The right of the shares of that series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and whether such rights shall be in preference to, or in other relation to, the comparable rights of any other class or classes or series of stock; and

(i) Any other relative, participating, optional or other special rights, qualifications, limitations or restrictions of that series.

SECTION 4. Common Stock

(a) Authorization. Ten Million (10,000,000) shares of Common Stock, with a par value of One-Tenth of One Cent ($.001) per share are hereby authorized for issuance having the preferences, voting powers, relative, participating, optional or other special rights and privileges, and the qualifications, limitations and restrictions set forth below.

(b) Voting Rights. Except as otherwise required by law or this Certificate of Incorporation, each holder of Common Stock shall have one vote in respect of each share of stock held by him of record on the books of the Corporation for the election of directors and on all matters submitted to a vote of stockholders of the Corporation.

(c) Dividends. Except as otherwise provided by the resolution or resolutions of the Board of Directors providing for the issuance of any series of preferred stock pursuant to Article IV, Section 3, the holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock at a rate equal to the rate at which dividends are simultaneously paid on the Convertible Preferred Stock (based on the number of shares of Common Stock into which the Convertible Preferred Stock is convertible on the date of the dividend).

(d) Dissolution, Liquidation or Winding Up. Except as otherwise provided by the resolution or resolutions of the Board of Directors providing for the issuance of any series of preferred stock pursuant to Article IV, Section 3, in the event of any dissolution, liquidation or winding up of the affairs of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Convertible Preferred Stock, the rights of the holders of Common Stock to receive any remaining assets of the Corporation shall be as provided in paragraph (c) of Section 2.

SECTION 5. Each holder of shares of Common or Convertible Preferred Stock of the Corporation (for purposes of this Section 5, such holders of shares of Common and Convertible Preferred Stock shall be referred to as the “Holder” or “Holders”) shall have the preemptive right to subscribe to any or all additional issues of Common Stock of the Corporation, including treasury stock, or to any securities of the Corporation convertible into or exercisable or exchangeable for Common Stock, according to the proportion of his holdings of shares of Common Stock, assuming for this purpose that all shares of Convertible Preferred Stock have been converted into shares of Common Stock, at such price, which may be in excess of par value, within such time, and on the terms and conditions set forth in subsection (a) below.

(a) Procedure. The Corporation shall, prior to any proposed issuance by the Corporation of any of its securities (other than debt securities with no equity feature), offer to each Holder by written notice (the “First Notice”) the right, for a period of thirty (30) days, to purchase for cash at an amount equal to the price or other consideration for which such securities are to be issued, a number of such securities so that, after giving effect to such issuance (and the conversion, exercise and exchange into or for (whether directly or indirectly) shares of Common Stock of all such securities that are so convertible, exercisable or exchangeable), such Holder will continue to maintain its same proportionate equity ownership in the Corporation as of the date of the First Notice (treating each Holder, for the purpose of such computation, as the holder of the number of shares of Common Stock which would be issuable to such Holder upon conversion, exercise and exchange of all securities (including but not limited to the Convertible Preferred Stock) held by such Holder on the date such offer is made, that are convertible, exercisable or exchangeable into or for (whether directly or indirectly) shares of Common Stock and assuming the like conversion, exercise and exchange of all such other securities held by other persons).

The First Notice to the Holders shall describe the securities proposed to be issued by the Corporation and specify the total number to be issued by the Corporation, the Holder’s proportionate share, the price per share and the payment terms. Each Holder may accept the Corporation’s offer as to the full number of securities offered to it or any lesser number, by written notice thereof (the “Acceptance Notice”) given by it to the Corporation prior to the expiration of the aforesaid thirty (30) day period, in which event the Corporation shall promptly sell and such Holder shall buy, upon the terms specified, the number of securities agreed to be purchased by such Holder. In the event the total number of securities to be purchased by the Holders as set forth in the Acceptance Notices is less than the total number of securities offered by the Corporation, the Corporation shall notify all Holders in writing (the “Second Notice”) that additional securities are available for purchase and shall give the Holders thirty (30) days from the date of the Second Notice to subscribe to the additional securities. Any Holder may subscribe for all or any part of the additional securities by written notice thereof (the “Subscription Notice”) given by it to the Corporation prior to the expiration of this thirty (30) day period. If the Corporation receives Subscription Notices for more than the additional securities, each subscriber shall have the right to purchase only that number of additional securities equal to the same ratio that the number of securities in its Subscription Notice bears to the total number of securities in all of the Subscription Notices. The Corporation shall be free at any time prior to one hundred twenty (120) days after the date of its notice of offer to the Holders, to offer and sell to any third party or parties the remainder of such securities proposed to be issued by the Corporation (including but not limited to the securities not agreed by the Holders to be purchased by them), at a price and on payment terms no less favorable to the Corporation than those specified in such notice of offer to the Holders. However, if such third party sale or sales are not consummated within such one hundred twenty (120) day period, the Corporation shall not sell such securities within such period without again complying with this Section 5.

(b) Exclusions. The preemptive rights of the Holders pursuant to this Section 5 shall not apply to securities issued (A) upon conversion of any of the Convertible Preferred Stock, (B) as a stock dividend or upon any subdivision of shares of Common Stock, provided that the securities issued pursuant to such stock dividend or subdivision are limited to additional shares of Common Stock, (C) pursuant to the exercise of options to purchase shares of Common Stock issued to and held by the Scandipharm Employees’ Stock Ownership Trust, (D) solely in consideration for the acquisition (whether by merger or otherwise) by the Corporation or any of its subsidiaries of all or substantially all of the stock or assets of any other entity, (E) pursuant to a firm commitment public offering, (F) pursuant to the exercise of options to purchase, in addition to those options described in subparagraph (C) above, Common Stock granted to employees, advisors, directors, officers or consultants of the Corporation, not to exceed in the aggregate 500,000 shares (appropriately adjusted to reflect stock splits, stock dividends combinations of shares and the like with respect to the Common Stock), and (G) upon the exercise of any right which was not itself in violation of the terms of this Section 5.

(c) Termination of Rights. The preemptive rights granted by this Section 5 shall terminate upon the first to occur of the following: (i) an offering of shares of Common Stock that causes an automatic conversion of the Convertible Preferred Stock under Section 29(e)(4) above, (ii) the listing of the Common Stock on a national securities exchange, (iii) the authorization, of the Common Stock for quotation on an interdealer quotation system of the registered national securities association, or (iv) the Common Stock being held of record by more than 2,000 stockholders.

ARTICLE V

SECTION 1. The number of the directors of the Corporation shall be fixed from time to time by or pursuant to the Bylaws of the Corporation. The directors shall hold their office until a successor is elected and qualified. At each annual meeting of the stockholders of the Corporation, the date of which shall be fixed by or pursuant to the Bylaws of the Corporation, the successors of the directors shall be elected to hold office for a term expiring at the next annual meeting of stockholders. The election of directors need not be by written ballot. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

SECTION 2. Advance notice of nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

SECTION 3. Newly created directorships resulting from any increase in the number of directors may be filled by the Board of Directors and any vacancies on the Board of Directors resulting from death, resignation, removal or other cause shall only be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director. Any director elected in accordance with the preceding sentence of this Section 3 shall hold office for the remainder of the full term of the directors and until such director’s successor shall have been elected and qualified.

ARTICLE VI

The Corporation is to have perpetual existence.

ARTICLE VII

In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors is expressly authorized

SECTION 1. To adopt, repeal, alter or amend the Bylaws of the Corporation by the vote of a majority of the entire Board of Directors.

SECTION 1. To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.

SECTION 3. To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

SECTION 4. By a majority of the whole board, to designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. The by-laws may provide that in the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the board of directors, or in the by-laws of the Corporation, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the certificate of incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution, or amending the by-laws of the Corporation; and, unless the resolution or by-laws expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.

SECTION 5. When and as authorized by the stockholders in accordance with statute, to sell, lease or exchange all or substantially all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/or other securities of, any other corporation or corporations, as its board of directors shall deem expedient and for the best interests of the corporation.

ARTICLE VIII

SECTION 1. Except as provided in Section 2 of this Article, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. Advance notice of items of business to be considered at any meeting of the stockholders shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

SECTION 2. Notwithstanding the foregoing, this Article VI shall not apply to the Corporation if it does not have a class of voting stock that is either (i) listed on a national securities exchange, (ii) authorized for quotation on an inter dealer quotation system of the registered national securities association, or (iii) held of record by more than 2,000 stockholders.

ARTICLE IX

SECTION 1. Limitation of Liability of Directors. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

If the DGCL is amended after the date hereof to authorize action by corporations organized pursuant to the DGCL to further eliminate or limit the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as amended.

SECTION 2. Indemnification of Directors.

(a) Each person who was or is made a party or is threatened to be made a party or is involved in any threatened, pending or completed action, suit or proceeding, whether formal or informal, whether of a civil, criminal, administrative or investigative nature (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director of the Corporation, whether the basis of such proceeding is an alleged action or inaction in an official capacity or in any other capacity while serving as a director, shall be indemnified and held harmless by the Corporation to the fullest extent permissible under Delaware law, as the same exists or may hereafter exist in the future (but, in the case of any future change, only to the extent that such change permits the Corporation to provide broader indemnification rights than the law permitted prior to such change), against all costs, charges, expenses, liabilities and losses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes, or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director and shall inure to the benefit of his or her heirs, executors and administrators.

(b) The Corporation shall pay expenses actually incurred in connection with any proceeding in advance of its final disposition; provided, however, that if Delaware law then requires, the payment of such expenses incurred in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified.

(c) If a claim under paragraph (a) of this Section is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. Neither the failure of the Corporation (including its Board, independent legal counsel, or its shareholders) to have made a determination that indemnification of the claimant is permissible in the circumstances because the claimant has met the applicable standard of conduct, if any, nor an actual determination by the Corporation (including its Board, independent legal counsel or its shareholders) that the claimant has not met the standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the standard of conduct.

SECTION 3. Indemnification of Officers, Employees and Agents. The Corporation may provide indemnification to employees and agents of the Corporation to the fullest extent permissible under Delaware law.

SECTION 4. Expenses as a Witness. To the extent that any director, officer, employee or agent of the Corporation is by reason of such position, or position with another entity at the request of the Corporation, a witness in any action, suit or proceeding, he or she shall be indemnified against all costs and expenses actually and reasonably incurred by him or her on his or her behalf in connection therewith.

SECTION 5. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under Delaware law.

SECTION 6. Indemnity Agreements. The Corporation may enter into agreements with any director, officer, employee or agent of the Corporation providing for indemnification to the fullest extent permissible under Delaware law.

SECTION 7. Separability. Each and every paragraph, sentence, term and provision of this Article VIII is separate and distinct, so that if any paragraph, sentence, term or provision hereof shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity or unenforceability of any other paragraph, sentence, term or provision hereof. To the extent required, any paragraph, sentence, term or provision of this Article VIII may be modified by a court of competent jurisdiction to preserve its validity and to provide the claimant with, subject to the limitations set forth in this Article VIII and any agreement between the Corporation and claimant, the broadest possible indemnification permitted under applicable law.

SECTION 8. Contract Right. Each of the rights conferred on directors of the Corporation by Sections 1, 2 and 4 of this Article and on officers, employees or agents of the Corporation by Section 4 of this Article shall be a contract right and any repeal or amendment of the provisions of this Article shall not adversely affect any right hereunder of any person existing at the time of such repeal or amendment with respect to any act or omission occurring prior to the time of such repeal or amendment, and, further, shall not apply to any proceeding, irrespective of when the proceeding is initiated, arising from the service of such person prior to such repeal or amendment.

SECTION 9. Nonexclusivity. The rights conferred in this Article shall not be exclusive of any other rights that any person may have or hereafter acquire under any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

ARTICLE X

The Corporation reserves the right to amend, alter or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are subject to this reservation.

That in lieu of a meeting and vote of the Shareholders, the holders of the number of outstanding shares of the Corporation necessary to authorize such action have given consent to said Amended and Restated Certificate of Incorporation in accordance with the provisions of Sections 228(a), 242 and 245 of the DGCL, and written notice of the adoption of the Amended and Restated Certificate of Incorporation has been given as provided in Section 228 of the DGCL to every Shareholder entitled to such notice, or notice thereof has been waived pursuant to Section 229 of the DGCL.

IN WITNESS WHEREOF, said Scandipharm, Inc. has caused this Certificate to be signed by Charles N, Wingett, its President, and attested by David W. Mims, its Secretary, this 21st day of August, 1992.

SCANDIPHARM, INC.

By:	/s/ Charles N. Wingett
Charles N. Wingett
Its President

ATTEST:

/s/ David W. Mims
David W. Mims
Its Secretary

ACKNOWLEDGEMENT

I, the undersigned, as President of Scandipharm, Inc., do hereby acknowledge that the above and foregoing instrument represents an Amended and Restated Certificate of Incorporation of Scandipharm, Inc., a Delaware corporation, duly approved and adopted by the unanimous consent of the Board of Directors and the consent of the holders of the number of outstanding shares of the Corporation necessary to authorize such action and that the statements contained therein are true and correct.

This 21st day of August, 1992.

/s/ Charles N. Wingett
Charles N. Wingett
President

Sworn to and subscribed before me on this 21st day of August, 1992.

/s/ Mary Lynn Siles
Notary Public

My commission expires:

3/8/94

FIRST AMENDMENT TO

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SCANDIPHARM, INC.

SCANDIPHARM, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

That the present name of said corporation is Scandipharm, Inc.

That the date of filing of the original certificate of incorporation of said corporation with the Secretary of State was July 29, 1991.

That the date of filing of the Amended and Restated Certificate of Incorporation restating and amending the certificate of incorporation of this corporation by (i) amending Sections 4, 5, 8, and 9, (ii) redesignating the Sections as Articles and designating the paragraphs as Sections, and (iii) restating the other sections was September 23, 1992.

That the Board of Directors of said corporation, by unanimous consent pursuant to Section 14l(f) of the General Corporation Law of the State of Delaware, has adopted a resolution proposing and declaring advisable the following amendment to the Amended and Restated Certificate of Incorporation of said Corporation;

FIRST: That the first paragraph of SECTION 1, ARTICLE IV, of the Amended and Restated Certificate of Incorporation of Scandipharm, Inc. is hereby deleted in its entirety, and there is substituted in lieu thereof the following:

“SECTION 1. Authorization of Capital. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue a Thirty Million (30,000,000) shares, comprised of Twenty-five Million (25,000,000) shares of Common Stock with a par value of One-Tenth of One Cent ($.001) per share (the “Common Stock”), Two Million (2,000,000) shares of Convertible Preferred Stock-Series 1992 with a par value of One-Tenth of One Cent ($.001) per share (the “Convertible Preferred Stock”), and Three Million (3,000,000) shares of such other preferred stock with a par value of One-Tenth of One Cent ($.001) per share as the Board of Directors may decide to issue pursuant to Article IV, Section 3, which constitutes a total authorized capital of all classes of capital stock of Thirty Thousand and No/100 Dollars ($30,000,00).”

SECOND: That paragraph (a) of SECTION 4, ARTICLE IV, of the Amended and Restated Certificate of Incorporation of Scandipharm, Inc. is hereby deleted in its entirety, and there is substituted in lieu thereof the following:

“(a) Authorization. Twenty-five Million (25,000,000) shares of Common Stock, with a par value of One-Tenth of One Cent ($.001) per share are hereby authorized for issuance having the preferences, voting powers, relative, participating, optional or other special rights and privileges, and the qualifications, limitations and restrictions set forth below.”

THIRD: That SECTION 5, ARTICLE IV, of the Amended and Restated Certificate of Incorporation of Scandipharm, Inc. is hereby deleted in its entirety.

FOURTH: That in lieu of a meeting and vote of the Shareholders, the holders of the number of outstanding shares of the Corporation necessary to authorize such action have given consent to said First Amendment to the Amended and restated Certificate of Incorporation in accordance with the provisions of Sections 228(a) and 242 of the General Corporation Law of the State of Delaware, and written notice of the adoption of the First Amendment to the Amended and Restated Certificate of Incorporation has been given as provided in Section 228 of the General Corporation Law of the State of Delaware to every Shareholder entitled to such notice, or notice thereof has been waived pursuant to Section 229 of the General Corporation law of the State of Delaware.

IN WITNESS WHEREOF, said Scandipharm, Inc. has caused this Certificate to be signed by Charles N. Wingett, its President, and attested by David W. Mims, its Secretary, this 18th day of November, 1996.

SCANDIPHARM, INC.

By:	/s/ Charles N. Wingett
Charles N. Wingett
its President

ATTEST:

/s/ David W. Mims
David W. Mims,
Its Secretary

2

ACKNOWLEDGEMENT

I, the undersigned, as President of Scandipharm, Inc., do hereby acknowledge that the above and foregoing instrument represents the First Amendment to Amended and Restated Certificate of Incorporation of Scandipharm, Inc., a Delaware corporation, duly approved and adopted by the unanimous consent of the Board of Directors and the consent of the holders of the number of outstanding shares of the capital stock of the Corporation necessary to authorize such action and that the statements contained therein are true and correct.

This 18th day of November, 1996.

/s/ Charles N. Wingett
Charles N. Wingett,
President

Sworn to and subscribed before me on this 18th day of November, 1996.

/s/ Cathy Hornbuckle
Notary Public

My commission expires: June 9, 1998

3

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SCANDIPHARM, INC.

I.

The name of the corporation is “Scandipharm, Inc.”

II.

The Amended and Restated Certificate of Incorporation of the corporation is amended by striking the existing Article IV, Section 1 in its entirety and inserting in lieu and instead thereof the following:

“SECTION 1. Authorization of Capital. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Fifty Million (50,000,000) shares, consisting of Forty Five Million (45,000,000) shares of Common Stock with a par value of One-Tenth of One Cent ($.001) per share (the “Common Stock”), Two Million (2,000,000) shares of Convertible Preferred Stock-Series 1992 with a par value of One-Tenth of One Cent ($.001) per share (the “Convertible Preferred Stock”), and Three Million (3,000,000) shares of such other preferred stock with a par value of One-Tenth of One Cent ($.001) per share as the Board of Directors may decide to issue pursuant to Article IV, Section 3, which constitutes a total authorized capital of all classes of capital stock of Fifty Thousand and No/100 Dollars ($50,000).

A description of the respective classes of stock and a statement of the designations, preferences, voting powers, relative, participating, optional or other special rights and privileges and the qualifications, limitations and restrictions of the Convertible Preferred Stock, such other preferred stock as the Board of Directors may by resolution or resolutions decide to issue, and the Common Stock are as follows:”

III.

The foregoing amendment of the Amended and Restated Certificate of Incorporation of the corporation was duly adopted by the Board of Directors of the corporation on December 16, 1999 and recommended to the shareholders of the corporation in accordance with the provisions of D.C.G.L. §242. The above amendment was adopted by the shareholders of the corporation on December 16, 1999 in accordance with the provisions of D.G.C.L. § 242.

This document was signed on the 16th day of December, 1999.

SCANDIPHARM, INC.,
a Delaware corporation

/s/ Bob Booth
Bob Booth
President

ACTION OF THE

DIRECTORS OF SCANDIPHARM, INC.

The undersigned, constituting all of the directors of Scandipharm, Inc., a Delaware corporation (the “Corporation”), pursuant to the provisions of Section 141(b) of the General Corporation Law of the State of Delaware (“D.C.G.L.”), do hereby agree, consent to, adopt and order the following resolutions and actions:

RESOLVED, that the directors recommend to the shareholders the Amended and Restated Certificate of Incorporation be amended by striking the existing Article IV, Section 1 in its entirety and inserting in lieu and instead thereof the following:

“SECTION 1. Authorization of Capital. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Fifty Million (50,000,000) shares, consisting of Forty Five Million (45,000,000) shares of Common Stock with a par value of One-Tenth of One Cent ($.001) per share (the “Common Stock”), Two Million (2,000,000) shares of Convertible Preferred Stock-Series 1992 with a par value of One-Tenth of One Cent ($.001) per share (the “Convertible Preferred Stock”), and Three Million (3,000,000) shares of such other preferred stock with a par value of One-Tenth of One Cent ($.001) per share as the Board of Directors may decide to issue pursuant to Article IV, Section 3, which constitutes a total authorized capital of all classes of capital stock of Fifty Thousand and No/100 Dollars ($50,000).

A description of the respective classes of stock and a statement of the designations, preferences, voting powers, relative, participating, optional or other special rights and privileges and the qualifications, limitations and restrictions of the Convertible Preferred Stock, such other preferred stock as the Board of Directors may by resolution or resolutions decide to issue, and the Common Stock are as follows:”

FURTHER RESOLVED that, subject to approval by the shareholders, the directors adopt the above amendment;

FURTHER RESOLVED that the officers of the Corporation are hereby further authorized and empowered to do any and all other and further things and matters, of every nature whatsoever, which such officer, in his or her sole and unlimited discretion, shall deem necessary or proper for the purpose of effectuating and carrying out the intent and purposes of the resolutions adopted herein looking towards the completion of all acts and matters in connection with the full organization and operation of the Corporation.

[Signature page follows]

This document was signed on the 16th day of December, 1999.

/s/ Leon Gosselin
Leon Gosselin

/s/ Bob Booth
Bob Booth

/s/ Martha Donze
Martha Donze

ACTION BY THE

MAJORITY SHAREHOLDER

OF SCANDIPHARM, INC.

The undersigned, constituting the majority shareholder of Scandipharm, Inc., a Delaware corporation (the “Corporation”), pursuant to the provisions of § 216(2) of the General Corporation Law of the State of Delaware (“D.C.G.L.”), does hereby agree, consent to, adopt and order the following resolutions and actions:

RESOLVED, that the Amended and Restated Certificate of Incorporation be amended by striking the existing Article IV, Section 1 in its entirety and inserting in lieu and instead thereof the following:

“SECTION 1. Authorization of Capital. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Fifty Million (50,000,000) shares, consisting of Forty Five Million (45,000,000) shares of Common Stock with a par value of One-Tenth of One Cent ($.001) per share (the “Common Stock”), Two Million (2,000,000) shares of Convertible Preferred Stock-Series 1992 with a par value of One-Tenth of One Cent ($.001) per share (the “Convertible Preferred Stock”), and Three Million (3,000,000) shares of such other preferred stock with a par value of One-Tenth of One Cent ($.001) per share as the Board of Directors may decide to issue pursuant to Article IV, Section 3, which constitutes a total authorized capital of all classes of capital stock of Fifty Thousand and No/100 Dollars ($50,000).

A description of the respective classes of stock and a statement of the designations, preferences, voting powers, relative, participating, optional or other special rights and privileges and the qualifications, limitations and restrictions of the Convertible Preferred Stock, such other preferred stock as the Board of Directors may by resolution or resolutions decide to issue, and the Common Stock are as follows:”

FURTHER RESOLVED that the directors of the Corporation are hereby further authorized and empowered to do any and all other and further things and matters, of every nature whatsoever, which such director, in his or her sole and unlimited discretion, shall deem necessary or proper for the purpose of effectuating and carrying out the intent and purposes of the resolutions adopted herein looking towards the completion of all acts and matters in connection with the full organization and operation of the Corporation.

[Signature page follows]

This document was signed on the 16th day of December.

AXCAN ACQUISITION CORP., a Delaware corporation

/s/ Bob Booth
Bob Booth
President

CERTIFICATE OF OWNERSHIP AND MERGER

OF

AXCAN ACQUISITION CORP., A DELAWARE CORPORATION

AND

ACQUISITION CO. NO. 2, A DELAWARE CORPORATION

INTO

SCANDIPHARM, INC., A DELAWARE CORPORATION

Pursuant to the provisions of Section 253 of the Delaware General Corporation Law (the “Code”), the undersigned corporation hereby adopts this Certificate of Ownership and Merger and certifies that:

1. Each of Acquisition Co. No. 2, a Delaware corporation (“Acquisition 2”) and Axcan Acquisition Corp., a Delaware corporation (“Axcan”) is merging with and into Scandipharm, Inc., a Delaware corporation and the surviving corporation in the merger (“Scandipharm” or the “Surviving Corporation”) (the “Merger”).

2. Acquisition 2 owns approximately 99.9% of the issued and outstanding shares of each, class of Axcan and Scandipharm stock and is the parent of each of Axcan and Scandipharm.

3. At the effective time of the Merger as prescribed in Section 103 of the Code (the “Effective Time”), the Certificate of Incorporation of Scandipharm, Inc. in effect immediately prior the Effective Time shall remain the Certificate of Incorporation of the Surviving Corporation without amendment.

4. The Merger was duly adopted and approved by the Board of Directors of Axcan on December 22, 1999. A copy of the authorizing resolutions are attached hereto.

5. The Merger was duly adopted and approved by the Board of Directors of Acquisition 2 on December 22, 1999. A copy of the authorizing resolutions are attached hereto.

6. The Merger was duly adopted and approved by the sole shareholder of Axcan on December 22, 1999. A copy of the authorizing resolutions are attached hereto.

7. The Merger was duly adopted and approved by the sole shareholder of Acquisition 2 on December 22, 1999. A copy of the authorizing resolutions are attached hereto.

8. Each outstanding share of Axcan and Acquisition 2 shall be converted into the right to receive a pro rata issuance of stock the of Scandipharm and the holders of such shares of Axcan and Acquisition 2 shall receive such Scandipharm shares upon surrender of any certificate evidencing such shares of Axcan and Acquisition 2.

9. The undersigned will deliver this Certificate of Ownership and Merger and payment therefor as required by Section 103 of the Code.

[Signature page follows]

This document was signed on the 22nd day of December, 1999.

ACQUISITION CO. No. 2, a Delaware corporation

/s/ Bob Booth
Bob Booth
President

MINUTES OF

THE DIRECTORS OF

AXCAN ACQUISITION CORP.

The undersigned, constituting all of the directors of Axcan Acquisition Corp., a Delaware corporation (the “Corporation”), pursuant to the provisions of Section 141(b) of the General Corporation Law of the State of Delaware, do hereby agree, consent to, adopt and order the following resolutions and actions:

WHEREAS, the Corporation has acquired approximately 99.9% of the issued and outstanding shares of each class of stock of Scandipharm, Inc., a Delaware corporation (“Scandipharm”);

RESOLVED, that the Merger of the Corporation and its parent, Acquisition Co. No. 2, with and into Scandipharm is hereby authorized and approved; and

FURTHER RESOLVED, that each outstanding share of Scandipharm (other than shares held by the Corporation or any other direct or indirect subsidiary of Axcan Pharma Inc., a Canadian corporation, and shares owned by stockholders who will have properly exercised their appraisal rights under Delaware law), shall be converted at the effective time of the merger (the “Effective Time”) into the right to receive the fair market value of such shares at the Effective Time, as hereby determined by the Board of Directors of the Corporation to equal $8.88 per share;

FURTHER RESOLVED, that each outstanding share of the Corporation, shall be converted into the right to receive a pro rata issuance of stock the of Scandipharm and the holders of such shares of the Corporation shall receive such Scandipharm shares upon surrender of any certificate evidencing such shares of the Corporation;

FURTHER RESOLVED, that as a result of the Merger, at the Effective Time, Scandipharm will become a wholly-owned subsidiary of Acquisition No. 1, the parent of the Corporation;

FURTHER RESOLVED, that the acts of the officers of the Corporation, both as evidenced by the books and records of the Corporation and as otherwise known to the directors are hereby ratified and approved.

These minutes are executed in the State of Alabama, United States of America as of 8:30 a.m., Wednesday, December 22, 1999.

[Signature page follows]

This document was signed on the 22nd day of December, 1999.

/s/ Leon Gosselin
Leon Gosselin

/s/ Bob Booth
Bob Booth

/s/ Martha Donze
Martha Donze

MINUTES OF

THE BOARD OF DIRECTORS

OF ACQUISITION CO. NO. 2

The undersigned, constituting all of the directors of Acquisition Co. No. 2, a Delaware corporation (the “Corporation”), pursuant to the provisions of Section 141(b) of the General Corporation Law of the State of Delaware, do hereby agree, consent to, adopt and order the following resolutions and actions:

It is deemed to be in the best interest of the Corporation to merge (the “Merger”) the Corporation and its wholly-owned subsidiary, Axcan Acquisition Corp. (“Axcan Acquisition”), with and into Scandipharm Inc. (“Scandipharm”).

The Merger of the Corporation and Axcan Acquisition with and into Scandipharm to be effected after December 22, 1999 (the “Effective Time”) is hereby authorized and approved, with Scandipharm being the surviving corporation.

At the Effective Time of the Merger, each share of the stock of the Corporation shall be automatically converted into a pro rata issuance of the common stock of Scandipharm as a result of the Corporation owning all the shares of Axcan Acquisition.

As a result of the Merger, Scandipharm will be a wholly-owned subsidiary of Acquisition Co. No. 1, the parent of the Corporation.

These minutes are executed in the State of Alabama, United States of America.

[Signature page follows]

This document was signed on the 22nd day of December, 1999.

/s/ Leon Gosselin
Leon Gosselin

/s/ Bob Booth
Bob Booth

/s/ Martha Donze
Martha Donze

WRITTEN CONSENT OF

THE SOLE STOCKHOLDER OF

AXCAN ACQUISITION CORP.

IN LIEU OF A MEETING

The undersigned, Acquisition Co. No. 2, constituting the sole stockholder of Axcan Acquisition Corp., a Delaware corporation (the “Corporation”), pursuant to the provisions of Section 228(a) of the General Corporation Law of the State of Delaware, does hereby agree, consent to, adopt and order the following resolutions and actions and waives notice of and the holding of a meeting of the sole stockholder for such purposes:

WHEREAS, the Corporation has acquired approximately 99.9% of the issued and outstanding shares of each class of stock of Scandipharm, Inc., a Delaware corporation (“Scandipharm”); and

WHEREAS, it is deemed to be in the best interest of the Corporation along with its parent, Acquisition Co. No. 2, to merge with and into Scandipharm;

THEREFORE BE IT RESOLVED, that the merger of the Corporation along with Acquisition Co. No. 2 with and into Scandipharm is hereby authorized and approved;

FURTHER RESOLVED, that the following persons are hereby elected as directors of the Corporation for a term of one year and until their successors are duly elected:

Leon Gosselin	Director
John R. Booth	Director
Martha Donze	Director

FURTHER RESOLVED, that the acts of the sole director of the Corporation, both as evidenced by the books and records of the Corporation and as otherwise known to the sole stockholder are hereby ratified and approved.

This document was signed on the 22nd day of December, 1999.

ACQUISITION CO. NO. 2, a Delaware corporation

/s/ Bob Booth
Bob Booth
President

WRITTEN CONSENT OF

THE SOLE STOCKHOLDER OF

ACQUISITION CO. NO. 2

IN LIEU OF A MEETING

The undersigned, Acquisition Co. No. I, constituting the sole stockholder of Acquisition Co. No. 2, a Delaware corporation (the “Corporation”), pursuant to the provisions of Section 228(a) of the General Corporation Law of the State of Delaware, does hereby agree, consent to, adopt and order the following resolutions and actions and waives notice of and the holding of a meeting of the sole stockholder for such purposes:

WHEREAS, it is deemed to be in the best interest of the Corporation to merge, along with its wholly-owned subsidiary, Axcan Acquisition Corp., with and into Scandipharm Inc.;

THEREFORE BE IT RESOLVED, that the merger of the Corporation along with Axcan Acquisition Corp. with and into Scandipharm Inc. is hereby authorized and approved;

FURTHER RESOLVED, that the following persons are hereby elected as directors of the Corporation for a term of one year and until their successors are duly elected:

Leon Gosselin	Director
John R. Booth	Director
Martha Donze	Director

FURTHER RESOLVED, that the acts of the sole director of the Corporation, both as evidenced by the books and records of the Corporation and as otherwise known to the sole stockholder are hereby ratified and approved.

This document was signed on the 22nd day of December, 1999.

ACQUISITION CO. No. 1, a Delaware corporation

/s/ Bob Booth
Bob Booth
President

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

SCANDIPHARM, INC.

I.

The name of the corporation is “Scandipharm, Inc.”

II.

The Certificate of Incorporation of the corporation is amended by striking the existing Article I in its entirety and inserting in lieu and instead thereof the following:

“The name of the corporation is Axcan Scandipharm Inc.”

III.

The foregoing amendment of the Certificate of Incorporation of the corporation was duly adopted by the Board of Directors of the corporation on February 8, 2000 and recommended to the shareholders of the corporation. The above amendment was adopted by the shareholders of the corporation on February 8, 2000 in accordance with the provisions of D.G.C.L. Section 242.

IN WITNESS WHEREOF, Scandipharm, Inc. has caused this Certificate of Amendment to the Certificate of Incorporation of the corporation to be executed by its duly authorized officer, as of the 8th day of February, 2000.

SCANDIPHARM, INC.

By:	/s/ Bob Booth
Name:	Bob Booth
Title:	President

CERTIFICATE OF MERGER

OF

SAULE HOLDINGS INC.

AND

AXCAN SCANDIPHARM INC.

It is hereby certified that:

1. The constituent business corporations participating in the merger herein are:

(i) Saule Holdings Inc., which is incorporated under the laws of the State of Delaware; and

(ii) Axcan Scandipharm Inc., which is incorporated under the laws of the State of Delaware.

2. The name of the surviving corporation in the merger herein is Axcan Scandipharm Inc., which will continue its existence as said surviving corporation under its present name upon the effective date of said merger pursuant to the provisions of the Delaware General Corporation Law (“DGCL”).

3. The Articles of incorporation of Axcan Scandipharm Inc. as now in force and effect shall be the Articles of Incorporation of said surviving corporation, until amended and changed pursuant to the provisions of the DGCL.

4. An Agreement of Merger between the aforesaid constituent corporations has been duly approved, adopted, certified, executed and acknowledged by Saule Holdings Inc. and by Axcan Scandipharm Inc. in accordance with Section 251 of the DGCL. Such Agreement of Merger is on file at the principal place of business of the aforesaid surviving corporation, the address of which is as follows: Axcan Scandipharm Inc., 22 Inverness Parkway, Birmingham, Alabama 35242.

5. A copy of the aforesaid Agreement of Merger will be furnished by the aforesaid surviving corporation, on request, and without cost, to any shareholder of each of the aforesaid constituent corporations.

[Signature on next page]

IN WITNESS WHEREOF, Axcan Scandipharm Inc., the surviving corporation, has caused this certificate to be signed by its duly authorized officer as of the 22nd day of September, 2003.

AXCAN SCANDIPHARM INC.

By:	/s/ Martha D. Donze
Name:	Martha D. Donze
Title:	Vice President, Administration and Assistant Secretary

CERTIFICATE OF AMENDMENT

TO CERTIFICATE OF INCORPORATION

OF

AXCAN SCANDIPHARM INC.

(formerly Scandipharm, Inc.)

I.

The name of the corporation is “Axcan Scandipharm Inc.” (formerly Scandipharm, Inc.)

II.

The Certificate of Incorporation of the corporation is amended by striking the existing Article I in its entirety and inserting in lieu and instead thereof the following:

“The name of the corporation is Axcan Pharma US, Inc.”

III.

The foregoing amendment of the Certificate of Incorporation of the corporation was duly adopted by the Board of Directors of the corporation on February 11, 2008 and recommended to the shareholders of the corporation. The above amendment was adopted by the shareholders of the corporation on February 11, 2008.

In WITNESS WHEREOF, Axcan Scandipharm Inc. has caused this Certificate of Amendment to the Certificate of Incorporation of the corporation to be executed by its duly authorized officer, as of the 11th day of February, 2008.

Axcan Scandipharm Inc.

By:	/s/ Martha Donze
Name:	Martha Donze
Title:	Vice-President, Administration and Assistant-Secretary